Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of Seanergy Maritime Holdings Corp. of our report dated July 20, 2010 relating to the consolidated financial statements of Maritime Capital Shipping Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers

Hong Kong
March 29, 2012